Exhibit 99.4

APRIL 11, 2011

GLOBAL CROSSING EMPLOYEE Q&A

1.	Why are we making this deal to bring together Level 3 and Global Crossing?

We are creating a premier global communications provider, with one of the world’s broadest and most efficient end-to-end fiber-based networks. Bringing together the strengths and reach of each network, our new company will combine customer franchises in multinational enterprise, mid market enterprise, carrier, governments and the growing content centric segments. We will operate an international IP backbone network on five continents, with over 10 terabits of traffic flowing today, ready to meet the unprecedented need for bandwidth at a time when demand for our services is growing strongly.

Because of the unique and compelling fit between Global Crossing and Level 3, we believe this combination will create substantial financial value, because it provides complementary footprints and customer sets, an expanded product portfolio, and significantly greater scale and reach. The timing is ideal, because the demand for online content has created an unprecedented need for bandwidth, which we will be able to manage on facilities under our own control.

2.	What is my future in this new company?

Both companies are committed to create a seamless, high-performing enterprise through a tightly managed integration plan that will provide significant opportunities for most of our employees. As you might expect from a larger and stronger organization, many of us will see new roles and responsibilities available to us, and we all should approach this as a real opportunity to advance individual careers and contribute directly to the growth of our company.

The new entity will operate more efficiently as one company rather than two separate organizations, and in cases of overlap, some positions will be eliminated. But this process will be carefully managed, and special effort will be made to identify and retain talent that can be redeployed in new roles.

3.	How long will it take before the acquisition is complete?

We anticipate the transaction will close before the end of the year. We need to complete all of the regulatory requirements, including Hart-Scott-Rodino, CIFIUS and approvals from the Federal Communications Commission, certain state public service commissions and various regulatory approvals outside the U.S. The transaction is also subject to the approval of both companies’ shareholders and other customary closing conditions. Singapore Technologies Telemedia Pte Ltd, which owns a majority stake in Global Crossing, supports the transaction and has agreed to vote in favor of it.

4.	When will we know how the combined company will address basic organizational issues—such as management structure or job overlaps?

As we just noted, we don’t expect to close our deal for a number of months, and until that happens, it’s “business as usual.” That means we have to work extra hard to make sure that we fulfill the business objectives outlined at the beginning of the year.

After the transaction formally closes, we will begin a very thoughtful integration process, implementing the plan that will be jointly developed. Larger companies often present more career opportunities, and during the integration phase, we will determine specific role changes. Changes in organizational structure are likely, given the size of both companies; we’ll make organizational and managerial structure decisions during the integration phase.

We intend to be clear and honest about how people’s jobs will be affected and provide as much notice as possible. Those employees who will transition out of the organization will be treated with dignity and respect. We have an agreement with Level 3 that severance will be provided in accordance with our current practice for one year after the close of the transaction.

5.	What level of coordination is permissible between the two companies while we wait for the transaction to formally close?

Until the closing of the transaction, Global Crossing and Level 3 must continue to operate as separate businesses. There must not be any coordination with Level 3 employees on operational matters, including soliciting and bidding on customer contracts. Any integration planning activities will be centrally coordinated and must not impact pre-closing operations.

6.	Will we still need to follow the stipulations of the Network Security Agreement we have with the United States government?

We will continue to follow all of the stipulations of the NSA while we complete the acquisition process. Once the agreement is finalized, the new company may enter into a new agreement with the U.S. Government.

7.	What will happen to our current benefits? Will we need to sign up for a new health care plan?

Until the purchase agreement is closed, Level 3 and Global Crossing will continue to operate as separate companies, so your existing employee benefit plans remain in place at this time. You will receive further information on benefits following the close of the transaction. For purposes of Level 3’s benefit plans, Level 3 has agreed to provide our employees with credit for their years of continuous service at Global Crossing to the same extent as if it were service with Level 3.

8.	Do we anticipate closing some offices?

No offices will be closed prior to the closing as a result of the transaction. While some offices may be consolidated or closed after we complete our integration phase, any plans to that effect would be purely speculative at this time.

9.	Will my retirement plans be impacted by this agreement?

Until the agreement is closed, nothing changes with regards to any of our retirement benefits including the 401(k) plan or the GPP in the UK or the company matches we provide to our employees.

10.	What will happen to the 2011 bonus?

We have amended our 2011 bonus plan to account for the transaction closing before the end of the year. Neither the design of the plan nor our targets have changed, so it is important for us to all continue to strive to achieve our goals.

Specifically, if the transaction closes before the end of 2011, any employee in good standing who is on payroll as of the date of the close will be eligible for a prorated bonus payout. The Global Crossing Board of Directors will make the determination of the payout amount at the close date for the prorated time period. The details of eligibility and payment will be made available as the acknowledgement process begins in May. Payouts will be made no later than March, 2012.

For any “stub period” in 2011 remaining after the transaction closes, Level 3 has agreed to provide our employees with the opportunity to earn a prorated bonus.

11.	When will I find out what business area I am assigned to for the purposes of the 2011 bonus plan?

You will be notified of your assigned area by the end of April. As a reminder, the assignments are made generally in the following manner. If 80 percent or more of your role is focused on a CFU, you will be assigned to that CFU. If 80 percent or more of your role supports a region, you will be assigned to that region. All other employees will be assigned to the Center.

12.	What happens to any Long Term Incentives or Outstanding Employee awards some employees may have been given that haven’t vested?

All outstanding time-based and performance-based grants will vest immediately at the date of the close of the transaction in accordance with the award agreements. This includes the cash portion in the Outstanding Employee Awards program. Please refer to those agreements for details or contact the corporate compensation team with any questions.

13.	How are you going to ensure a smooth integration for customers?

Both companies are committed to creating a seamless, high-performing company through a tightly managed integration plan. We both expect a smooth integration of the companies’ networks to ensure the combined company continues to deliver an exceptional customer experience.

14.	What will be the future of our LATAM operations, given that Level 3 doesn’t have any assets in Latin America?

Integration planning will not begin in earnest for some time. However, our business operations in LATAM are one of the key reasons Level 3 viewed Global Crossing as such an attractive candidate for a business combination with them.